Exhibit 99.1

KULR Technology Reports Third Quarter 2019 Financial Results

NASA-Utilized Electronics and Battery Cooling Technologies Ready for Mass Market Commercialization

CAMPBELL, Calif., November 4, 2019 (GLOBE NEWSWIRE) -- KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation thermal management and battery safety technologies, today reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 and Subsequent Highlights:

•	KULR to Supply NASA with Lithium-Ion Battery Solution for International Space Station (ISS)

Through a partnership with Leidos (NYSE: LDOS), a FORTUNE 500® science and technology company, KULR’s HYDRA Thermal Runaway Shield (TRS) storage solution which safely stores laptop lithium-ion batteries, is being procured by NASA for use on the ISS. KULR has provided a key component to the efficiency of the thermal management solutions being developed for NASA. KULR’s thermal management technology is expected to have applicability in future additional implementations, both on the ISS and other space destinations.

•	Global Medical Equipment Manufacturer Incorporates KULR’s Internal Short Circuit (ISC) Device

The Tier-1 medical equipment and device manufacturer is using KULR’s proprietary technology to improve battery pack design and safety solutions within various mission-critical medical product lines, enabling the use of new battery cells into current battery packs with increased energy capacity, while simultaneously maintaining high safety levels and backward compatibility within the same form factor. This application of KULR’s technology, which has previously primarily been used by NASA and other defense and research institutions, represents a commercial opportunity in the healthcare industry.

•	Launched Safety-Driven Lithium-Ion Battery Design Solution Package for Commercial Markets

This total solutions package transitions KULR’s advanced proprietary technologies into mass market commercialization across a diverse array of markets including electric vehicles, consumer electronics, and transportation logistics. KULR has worked with NASA Johnson Space Center, and industry leading customers in the automotive, medical equipment, and aerospace industries to design this total solution package which incorporates KULR’s HYDRA TRS and LYRA ISC Trigger Cell technologies.

•	U.S. Navy Selects KULR's Internal Short Circuit (ISC) Device for Use in Unmanned Underwater Vehicles (UUV)

The Navy Sea Systems Command has chosen KULR’s ISC technology as the safety and validation testing solution for the NAVY battery reserve program. The ISC device will be used whenever battery safety and storage designs are tested for UUVs. This marks a recent example of KULR’s long and successful history of working with government and industry experts to design and deploy the most comprehensive battery testing and safety platforms possible.

“Our core technology, proven out and vetted through partnerships with NASA and various Tier-1 aerospace operators, addresses vast unmet market opportunities in the electric mobility, battery safety and testing, consumer products, and aerospace industries. Advancing our position by moving into latter stages of product development for consumer facing applications has been a deeply satisfying experience for the KULR team as there are various difficulties with attempting to displace the way things have traditionally been done. We are a step closer to our goal of disrupting the world of electronics and battery storage by making products cooler, lighter, and safer,” said Michael Mo, Chief Executive Officer of KULR Technology Group.

“In the third quarter of 2019, we made important progress with certain Tier-1 product development partnerships by moving into later stages of work including beta testing. To date, we have experienced lumpiness in revenues, which is largely attributed to a lengthy product development cycle in which revenue earned can be inconsistent and dependent on stage of product development. We expect our recent work with commercial partners will lead to future growth into 2020 as we are well-positioned to convert our development partnerships into volume production customers. It’s been affirmed in multiple third-party tests that KULR’s cost-effective electronics and battery cooling products outperformed competitors’ solutions,” Mo concluded.

Third Quarter 2019 Financial Summary

•	Total revenue for the three months ended September 30, 2019 was $526,722, compared to revenue of $482,798 in the same year-ago quarter. The revenue increase was primarily due to an increase in contract services provided during the 2019 period.

•	Gross profit for the three months ended September 30, 2019, was $417,671, or 79% of revenues, compared to gross profit of $407,414, or 84% of revenues, for the same year-ago quarter. This decrease was primarily due to a slight reduction in sales of higher margin products as compared to the 2018 period.

•	Total operating expenses, consisting of research and development, sales and marketing, and general and administrative expenses, were $685,000 in the third quarter of 2019, compared to $623,000 in the same year-ago quarter.

•	Net loss in the second quarter of 2019 totaled $268,000, or $(0.00) per share, compared to a net loss of $191,000, or $(0.00) per share, in the same year-ago quarter.

•	Cash and cash equivalents and short-term deposits were $76,000 as of September 30, 2019.

For a full report of KULR Technology Group’s third quarter 2019 results, please see the Company’s 10-Q filed with the Securities and Exchange Commission.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on March 29, 2019. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Head of Media Relations:
Derek Newton
(786) 499-8998
derek.newton@kulrtechnology.com
www.kulrtechnology.com